Exhibit 10.4

NON QUALIFIED STOCK OPTION CERTIFICATE

Non-transferable

GRANT TO

(“Optionee”)

the right to purchase from CommScope Holding Company, Inc. (the “Company”)

                 shares of its common stock, par value $0.01 (the “Stock”), at the price of $    .     per share (the “Option”).

The Option is granted pursuant to and subject to the provisions of the CommScope Holding Company, Inc. 2013 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Option, Optionee shall be deemed to have agreed to the Terms and Conditions and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated as provided in the Plan or Section 1 of the Terms and Conditions, the Option shall vest and become exercisable in accordance with the following schedule, subject to Optionee’s Continuous Service on the applicable vesting date.

Continuous Service after Grant Date	Percent of Option Vesting
2nd Anniversary of the Grant Date	50%
3rd Anniversary of the Grant Date	50%

IN WITNESS WHEREOF, CommScope Holding Company, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

COMMSCOPE HOLDING COMPANY, INC.

By:	Signer	Grant Date:	February 24, 2015

TERMS AND CONDITIONS

1. Vesting of Option. The Option will vest and become exercisable on the earliest to occur of the following (each, a “Vesting Date”):

(a)	as to the percentages of the Option specified on the cover page hereof, on the respective Vesting Dates specified on the cover page hereof, provided Optionee is then still providing Continuous Service to the Company;

(b)	as to the entire Option, on the termination of Optionee’s Continuous Service due to death or Disability;

(c)	as to the entire Option, on the occurrence of a Change in Control, unless the Option assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control; or

(d)	as to the entire Option, if the Option is assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, on the termination of Optionee’s employment by the Company without Cause or Optionee’s resignation for Good Reason within two years after the effective date of the Change in Control.

If Optionee’s Continuous Service terminates prior to a Vesting Date for any reason other than as described in (b) or (d) above, Optionee shall forfeit all right, title and interest in and to the then unvested portion of Option as of the date of such termination and the unvested portion of the Option will expire immediately without further consideration or any act or action by Optionee.

2. Term of Option and Limitations on Right to Exercise. The term of the Option will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the Option will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a)	three months after the termination of Optionee’s Continuous Service for any reason other than (i) for Cause or (ii) by reason of Optionee’s death or Disability;

(b)	twelve months after the date of the termination of Optionee’s Continuous Service by reason of his or her Disability;

(c)	twelve months after Optionee’s death, if (i) Optionee dies during his or her Continuous Service and before the Option otherwise expires, or (ii) Optionee dies during the three-month period described in subsection (a) above and before the Option otherwise expires or (iii) Optionee dies during the twelve-month period described in subsection (b) above and before the Option otherwise expires (upon Optionee’s death, the Option may be exercised by Optionee’s estate or other beneficiary designated pursuant to the Plan); or

(d)	immediately upon the termination of Optionee’s Continuous Service if such termination is for Cause.

The Committee may, prior to the lapse of the Option under the circumstances described in subsections (a), (b), (c), or (d) above, extend the time to exercise the Option as determined by the Committee in writing, but in no event may the Option be extended beyond the Expiration Date. If Optionee or his or her beneficiary exercises an Option after termination of service, the Option may be exercised only with respect to the Shares that were otherwise vested on Optionee’s termination of service.

3. Exercise of Option. The Option shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Company from time to time and (b) payment to the Company in full for the Shares subject to such exercise. If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such Shares shall be (i) in cash, (ii) by delivery (actual or by attestation) of Shares previously acquired by the purchaser, (iii) by withholding of Shares from the Option, in accordance with such procedures as the Company establishes, or (iv) any combination thereof, for the number of Shares specified in such written notice; provided that payment pursuant to clauses (ii), (iii) and (iv) shall be subject to any contractual or legal limitations or restrictions imposed on the Company (including under any credit or similar agreement). Shares surrendered or withheld for this purpose shall be valued at their Fair Market Value on the date of exercise.

4. No Right of Continued Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue to provide services to, the Company or any Affiliate.

5. Payment of Taxes. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Option. The withholding requirement may be satisfied, in whole or in part, by withholding from the Option Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

6. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate. The Option is not assignable or transferable by Optionee other than to a beneficiary or by will or the laws of descent and distribution, but the Committee may (but need not) permit other transfers. The Option may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.

7. Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Option upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

8. Stockholders Agreement; Registration Rights Agreement. As a condition to the issuance of Shares of Stock hereunder, Optionee agrees that such Shares shall be subject to all of the terms, conditions and restrictions contained in any Stockholders Agreement by and among the Company and the Company’s stockholders and in any Registration Rights Agreement by and among the Company and the Company’s stockholders and that Optionee will become a party to and subject to such Stockholders Agreement and such Registration Rights Agreement.

9. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

10. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

11. Severability. If any one or more of the provisions contained in this Award Certificate are invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.

13. Compensation Recoupment Policy. The Option and any Stock issued thereunder shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Optionee and to awards of this type.